EXHIBIT 23

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Washington Trust Bancorp, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-72277, 333-48315, 333-13167 and 33-23048) on Forms S-8 and in the
registration statements (Nos. 333-13821 and 33-28065) on Forms S-3 of Washington Trust Bancorp, Inc. and subsidiary of our report dated January 17, 2000, relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Washington Trust Bancorp, Inc.

KPMG LLP

Providence, Rhode Island

March 21, 2000